EXHIBIT 99.1

                         [LOGO] OF AEP INDUSTRIES INC.

FOR IMMEDIATE RELEASE                Contact:  Paul M. Feeney
                                               Executive Vice President, Finance
                                               and Chief Financial Officer
                                               AEP Industries Inc.
                                               (201) 807-2330
                                               feeneyp@aepinc.com
                                               ------------------

         AEP INDUSTRIES INC. REPORTS FISCAL 2009 FIRST QUARTER RESULTS

South Hackensack, NJ, March 12, 2009 - AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its first quarter ended January 31, 2009.

On October 30, 2008, the Company completed the acquisition of substantially all of the assets of the Plastic Films division of Atlantis Plastics, Inc. ("Atlantis"). AEP and Atlantis were significant competitors in the plastic films industry for many years, competing to sell similar products to a similar customer base. One of the primary factors in AEP's determination to pursue and consummate the Atlantis acquisition was the potential realization of synergistic benefits derived from SKU consolidation, logistical savings, resin cost savings and product cost efficiencies. Immediately upon the completion of the acquisition, AEP began the process of reducing and combining SKU's, reformulating common products to their most effective common denominator and changing the manufacturing location of certain products to maximize operating and logistical efficiencies. The Company expects to devote significant time and efforts throughout fiscal 2009 to achieve these synergistic benefits. However, as a result of the foregoing, no meaningful operational or financial information exists subsequent to the acquisition that segregates the impact of Atlantis from AEP as a whole. Therefore, although the Atlantis acquisition materially impacted AEP's net sales and results of operations for the first quarter of fiscal 2009, the foregoing does not include any separate information regarding Atlantis.

Net sales for the first quarter of fiscal 2009 increased $6.5 million, or 3.8%, to $180.2 million from $173.7 million for the first quarter of fiscal 2008. The increase was the result of a 1.0% increase in average selling prices, positively affecting net sales by $1.0 million, and a 4.7% increase in sales volume, driven by the Atlantis acquisition. Consolidated first quarter sales volume was 20 to 25% below expectations due to destocking activities by the Company's customers and the adverse effects of the economic recession. The first quarter of 2009 also included a $2.6 million negative impact of foreign exchange relating to our Canadian operations.

Gross profit for the first quarter of fiscal 2009 increased $20.3 million to $48.1 million from $27.8 million in the prior year fiscal quarter. The increase in gross profit was primarily due to a $29.8 million decrease in the LIFO reserve during the current period resulting from a decrease in resin prices during the first quarter of fiscal 2009. The first quarter of fiscal 2009 also included $0.4 million of negative impact of foreign exchange relating to our Canadian operations.

Operating expenses for the three months ended January 31, 2009 increased $2.1 million, or 9.7%, to $23.5 million from the comparable period in the prior fiscal year. The first quarter of fiscal 2009 includes $0.4 million favorable effect of foreign exchange, decreasing reported total operating expenses. The increase in operating expenses is primarily due to higher delivery and selling expenses resulting from greater volumes sold in the current period, combined with an increase in general and administrative expenses resulting primarily from transitional service costs and increased professional services fees related to Sarbanes-Oxley compliance associated with the acquisition of Atlantis. Included in general and administrative expenses in fiscal 2008 are expenses of $0.3 million related to advisory costs incurred as a result of our exploration of strategic alternatives related to our Netherlands subsidiary.

"AEP experienced a favorable quarter as a significant portion of our first quarter profits were the result of reductions in the Company's accumulated LIFO inventory valuation reserve which, despite an inventory quantity build of approximately 10 million pounds, decreased due to dramatic declines in resin costs," stated Brenda Barba, Chairman, President and Chief Executive Officer of the Company. "We believe that, in the near term, there will be increases to our LIFO reserves as inventory quantities on hand continue to increase in line with business activity and as resin costs continue to rise. We are determined to continue effectively managing through these industry trends and challenges in order to position the Company for growth."

Interest expense for the three months ended January 31, 2009 increased $0.3 million to $4.3 million from $4.0 million in the prior fiscal year period, resulting primarily from higher average borrowings on our Credit Facility, partially offset by lower interest rates on Credit Facility borrowings.

The provision for income taxes for the three months ended January 31, 2009 was $7.9 million on income from continuing operations before the provision of income taxes of $20.0 million. The provision for income taxes for the three months ended January 31, 2008 was $1.1 million on income from continuing operations before the provision of income taxes of $2.7 million. Net income for the three months ended January 31, 2009 was $12.1 million, or $1.79 per diluted share, as compared to $2.0 million, or $0.29 per diluted share, for the three months ended January 31, 2008.

Adjusted EBITDA decreased $18.1 million to a loss of $0.6 million in the current quarter as compared to income of $17.5 million for the three months ended January 31, 2008. See "Reconciliation of Non-GAAP Measures to GAAP" for the reconciliation of adjusted EBITDA and net income.

Reconciliation of Non-GAAP Measures to GAAP
-------------------------------------------

The Company defines Adjusted EBITDA as income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and non -cash share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share -based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

                                            First Quarter     First Quarter
                                             Fiscal 2009       Fiscal 2008
                                            --------------    --------------
                                            (in thousands)    (in thousands)

Net income                                  $      12,125     $       1,980
Income from discontinued operations                     -               359
                                            -------------     -------------
Income from continuing operations                  12,125             1,621
   Provision for taxes                              7,892             1,101
   Interest expense 4,348 4,046
   Depreciation and amortization expense            4,624             3,368
   (Decrease) Increase in LIFO reserve            (29,748)            7,794
   Other non-operating expense (income)               204              (366)
   Non-cash share-based compensation                  (26)              (42)

                                            -------------     -------------
              Adjusted EBITDA               $        (581)    $      17,522
                                            -------------     -------------

The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on March 13, 2009, at
                                           --------------
10:00 a.m. EDT or by dialing 888-802-8577 for domestic participants or 404-665 -9928 for international participants and referencing passcode 88935902. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward -looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions, including the ongoing U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2008 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information become available in the future.

                              AEP INDUSTRIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                     (in thousands, except per share data)

                                                                                    For the Three Months
                                                                                      Ended January 31,
                                                                                    ---------------------
                                                                                        2009      2008
                                                                                    ----------  ----------
NET SALES .................................................................         $  180,212  $  173,698
COST OF SALES .............................................................            132,128     145,860
                                                                                    ----------  ----------
  Gross profit ............................................................             48,084      27,838
OPERATING EXPENSES
  Delivery ................................................................              9,108       8,530
  Selling .................................................................              9,034       7,982
  General and administrative ..............................................              5,373       4,924
                                                                                    ----------  ----------
    Total operating expenses ..............................................             23,515      21,436
                                                                                    ----------  ----------
    Operating income ......................................................             24,569       6,402
OTHER INCOME (EXPENSE):
  Interest expense ........................................................             (4,348)     (4,046)
  Other, net ..............................................................               (204)        366
                                                                                    ----------  ----------
    Income from continuing operations before provision for income taxes ...             20,017       2,722
PROVISION FOR INCOME TAXES ................................................              7,892       1,101
                                                                                    ----------  ----------
  Income from continuing operations .......................................             12,125       1,621
DISCONTINUED OPERATIONS:
  Income from discontinued operations .....................................                  -         359
  Income tax provision ....................................................                  -           -
                                                                                    ----------  ----------
    Income from discontinued operations ...................................                  -         359
                                                                                    ----------  ----------
  Net income ..............................................................         $   12,125  $    1,980
                                                                                    ==========  ==========
BASIC EARNINGS PER COMMON SHARE:
  Income from continuing operations .......................................         $     1.79  $     0.24
                                                                                    ==========  ==========
  Income from discontinued operations .....................................                  -  $     0.05
                                                                                    ==========  ==========
  Net income per common share .............................................         $     1.79  $     0.29
                                                                                    ==========  ==========
DILUTED EARNINGS PER COMMON SHARE:
  Income from continuing operations .......................................         $     1.79  $     0.23
                                                                                    ==========  ==========
  Income from discontinued operations .....................................                  -  $     0.05
                                                                                    ==========  ==========
  Net income per common share .............................................         $      1.79 $     0.29
                                                                                    ==========  ==========